EXHIBIT 21.1

PSYCHEMEDICS CORPORATION

Subsidiaries

Psychemedics Corporation wholly-owns the following companies:

	Name	Country of Incorporation

1.	Psychemedics International, LLC	Delaware, USA

2.	Psychemedics Laboratórios Ltda	Brazil
(owned jointly by Psychemedics Corporation and Psychemedics International, LLC)